SCHEDULE 14A INFORMATION

      	Proxy Statement Pursuant to Section 14(a) of the Securities
            	Exchange Act of 1934 (Amendment No.           )

        Filed by the Registrant /X/
        Filed by a Party other than the Registrant / /
        Check the appropriate box:
        / / Preliminary Proxy Statement
        / / Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
        /X/ Definitive Proxy Statement
        / / Definitive Additional Materials
        / / Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12

                        Payless Cashways, Inc.
          (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  /X/ No fee required.
  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


  / / Fee paid previously with preliminary materials.
  / / Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (4) Date Filed:







      COVER




                                February 27, 1998



To Our Stockholders:

     It is my pleasure to invite you to our 1998 annual meeting of stockholders. This year it will be held on Wednesday, April 15, at 10:00 a.m., at our corporate offices, located at 2300 Main, 1st Floor, Kansas City, Missouri 64108.

     With this letter, you will find the formal notice of the 1998 annual meeting, our 1997 Annual Report and our Proxy Statement for the 1998 annual meeting. When you have finished reading the Proxy Statement, please promptly mark, sign, and return to us the enclosed proxy card, to ensure that your shares will be represented.

     We appreciate the continuing interest of our stockholders in Payless Cashways, Inc., and we look forward to seeing many of you at the annual meeting.

                                  Very truly yours,

                                  /s/ Donald E. Roller

                                  Donald E. Roller
                                  Acting Chief Executive Officer

                                 [PAYLESS LOGO]

                               BUILDING MATERIALS

                                    2300 Main
                           Kansas City, Missouri 64108
                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                             PAYLESS CASHWAYS, INC.

                            To Be Held April 15, 1998

To the Stockholders of PAYLESS CASHWAYS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Payless Cashways, Inc. will be held at 2300 Main, 1st Floor, Kansas City, Missouri, on Wednesday, April 15, 1998 at 10:00 a.m. for the following purposes:

     1. To elect one director to a term of three years as set forth in the Proxy Statement.

     2. To transact such other and further business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 17, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Dated:  February 27, 1998

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ Gary D. Gilson

                                     Gary D. Gilson, Secretary


--------------------------------------------------------------------------------
You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.
--------------------------------------------------------------------------------

General Information for Stockholders

     In order to provide every stockholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not the stockholder attends in person, proxies are solicited from stockholders by the Board of Directors of Payless Cashways, Inc. ("Payless" or the "Company"). When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the persons designated as proxies, in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the card or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the Annual Meeting. Execution of a proxy, however, confers on each of the persons designated as proxies the discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may properly come before the meeting.

     Any stockholder executing a proxy may revoke that proxy or submit a revised proxy at any time before it is voted. A stockholder may also vote by ballot at the Annual Meeting, thereby canceling any proxy previously returned as to any matter voted on by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the designated proxies and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named, and that the person(s) named be present and vote at the meeting. Proxy cards on which alternate proxies have been named should not be mailed directly to the Company.

     Holders of the Common Stock, par value $.01 per share, of the Company (the "New Stock") at the close of business on February 17, 1998, the record date for the Annual Meeting (the "Record Date"), are entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on such date, a total of 19,991,516 shares of New Stock were outstanding. Each share of New Stock is entitled to one vote on each matter to be presented at the Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to the stockholders on or about February 27, 1998.

Background

     On July 21, 1997, the Company filed a petition for relief commencing a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Missouri. From that date until December 2, 1997, the Company operated as a debtor-in-possession.

     On November 19, 1997, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Company's First Amended Plan of Reorganization, as modified (the "Plan of Reorganization"). In connection with the Plan of Reorganization, a new Board of Directors of the Company was appointed effective December 2, 1997. In January 1998, David Stanley and Susan
M. Stanton resigned from their positions as officers and directors of the Company and Stephen A. Lightstone, Gerald M. Buchen and E.J. Holland, Jr. resigned from their positions as officers of the Company. None of the current members of the Board of Directors was a member of the Company's Board of Directors prior to December 2, 1997. In addition, the Company's previously outstanding shares of common stock, par value $0.01 per share (the "Old Common Stock"), and series A cumulative preferred stock, par value $1.00 per share (the "Old Preferred Stock" and, collectively, with the Old Common Stock, the "Old Stock"), were canceled, and New Stock of the reorganized Company was, or will be, issued to the holders of the Old Stock and to certain of the Company's creditors. In connection with the Plan of Reorganization, Payless Cashways, Inc., an Iowa corporation, was merged into a wholly-owned subsidiary to effect a reincorporation of the Company in Delaware, with the surviving entity continuing under the name, "Payless Cashways, Inc."

Matters to be Considered at the Annual Meeting

1.   Proposal No. 1 - Election of Directors

          The business and affairs of the Company are to be managed by or under the direction of a Board of Directors. Pursuant to the Certificate of Incorporation of the Company, the terms of the directors are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as may be possible, of one-third the total number of directors constituting the entire Board of Directors, which has been reduced from nine to eight. There is currently only one Class I director standing for election. The Company is searching for a new Chief Executive Officer, and it is expected that the new CEO will be appointed a Class I director. The initial term of the Class I directors, Class II directors and Class III directors expires in 1998, 1999 and 2000, respectively. At each Annual Meeting, successors to the class of directors whose terms expire at that Annual Meeting are elected for a 3-year term.

          At the Annual Meeting of Stockholders in 1998, one Class I director is to be elected. The nominee listed below has been approved by the Board of Directors. It is the intention of the persons named as proxies in the accompanying form of proxy, unless such authority is withheld, to vote for the election of the nominee set forth below. In order to be elected a director, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. The abstention or failure to vote shares present at an Annual Meeting and broker nonvotes do not have the effect of a vote "for" or "against" a nominee.

          The nominee has consented to being named a nominee and has agreed to serve if elected. In case the nominee is not available for election for reasons not presently known to the Company, discretionary authority will be exercised by the proxies named in the enclosed form of proxy to vote for a substitute selected by the Board of Directors. Information regarding the nominee is set forth below.


                                    Principal Occupation and
Name                          Age   Five-Year Employment History
----------------------------  ---   -------------------------------------------

H.D. Cleberg                  59    President and Chief Executive Officer of
First designated a director:        Farmland Industries, Inc. since 1991.  Mr.
1997                                Cleberg is Chairman of the Audit Committee
Class I                             and a member of the Corporate Governance
                                    and Nominating Committee of the Payless
                                    Board of Directors.


          The Board of Directors unanimously recommends a vote "FOR" the proposal to elect the nominee as a Class I director of the Company.


     Information regarding the six directors who were previously designated and will continue to serve their terms is set forth below.


                                              Principal Occupation and
Name                                Age       Five-Year Employment History
-------------------------------     ---       -------------------------------------------------------------
David M. Chamberlain                54        Chairman of Genesco,  Inc. since 1994 and President and Chief
First designated as a director:               Executive  Officer  from  1994 to  1996;  served  in  various
1997                                          senior  management  positions  with the  Shaklee  Corporation
Class II                                      from  1983-1993;  and currently a director of Wild Oats Inc.,
                                              Expressly  Portraits,   Inc.,  and  L.  Kee  &  Company.  Mr.
                                              Chamberlain is Chairman of the  Compensation  Committee and a
                                              member the Audit Committee of the Payless Board of Directors.

Max D. Hopper                       63        Principal of Max D. Hopper  Associates,  Inc. since 1995; and
First designated as a director:               currently  a director  of  Gartner  Group,  Metrocall  Corp.,
1997                                          Scopus  Corp.,  U.S.  Data  Corp.,  Vtel Corp.  and  Wordtalk
Class II                                      Corp.  Mr.  Hopper  is a member of the  Corporate  Governance and Nominating  Committee and of the Finance Committee of the
                                              Payless Board of Directors.

Peter M. Wood                       59        Former Managing  Director of J.P. Morgan & Co.,  Incorporated
First designated as a director:               from 1986 until 1996;  and  currently a director of Middlesex
1997                                          Mutual Assurance  Company and Stone & Webster,  Incorporated.
Class II                                      Mr.  Wood  is  Chairman  of  the  Corporate   Governance  and
                                              Nominating  Committee and a member of the Audit Committee of the Payless Board of Directors.

Peter G. Danis                      65        Non-Executive   Chairman  of  the  Board  of  Payless   since
First designated as a director:               December,  1997;  Chief  Executive  Officer  of Boise  Office
1997                                          Products  Corporation  and Executive  Vice President of Boise
Class III                                     Cascade  Corporation  since  1994;  served in  various  upper management  positions with both Boise Cascade Corporation and
                                              Boise Cascade  Office  Products  Corporation  since 1968; and
                                              currently a director of Boise Office  Products.  Mr. Danis is a member of the  Compensation  Committee of the Payless Board of Directors.

David G. Gundling                   47        President and Chief Executive Officer of Hagemeyer Foods
First designated as a director:               N.A., Inc. since 1997; served in various management
1997                                          positions with Richfood, Inc. from 1995 to 1997 and with
Class III                                     Super Rite Corporation from 1979 to 1995.  Mr. Gundling is a member of the Compensation Committee and of the Finance
                                              Committee of the Payless Board of Directors.

Donald E. Roller                    60        Acting  Chief  Executive  Officer  of Payless  since  January
First designated as a director:               1998;  Executive Vice  President - North American  Gypsum USG
1997                                          Corporation  from  January 1996 to November  1996;  President
Class III                                     and Chief  Executive  Officer of United States Gypsum Company
                                              from January 1993 to November  1996.  Mr.  Roller is Chairman
                                              of the Finance Committee of the Payless Board of Directors.


     The current Board of Directors took office December 2, 1997, following the close of fiscal 1997. During fiscal 1997, there were five meetings and four telephonic meetings of the Board of Directors. During fiscal 1997, each former director attended more than 75% of all meetings of the Board of Directors and of the committees on which he or she served during the time he or she remained on the Board of Directors. In addition to attending Board of Directors and committee meetings during the year, the former directors conferred with officers regarding corporate matters and reviewed material submitted by management to the Board of Directors and committees for consideration and action.

Committees of the Board

     The Board of Directors has four standing committees. Their functions are described below:

     Audit - The Audit Committee monitors and reviews the adequacy of financial, operating and system controls, financial reporting, compliance with legal, ethical and regulatory requirements, and the performance of the external and internal auditors. The Audit Committee serves as the conduit for communication between the Board of Directors and external and internal auditors. The Audit Committee recommends to the Board of Directors the independent public accountants to conduct the annual examination of financial statements and also reviews the proposed scope and fees of the examination, as well as its results, and any significant, non-audit services and fees. The Audit Committee met four times during fiscal 1997. The members of the Company's Audit Committee during fiscal 1997 were Wayne B. Lyon, Chairman; Scott G. Fossel; William A. Hall; George Latimer; and John H. Weitnauer, Jr. The members of the Company's Audit Committee are currently H.D. Cleberg, Chairman; Peter M. Wood; and David M. Chamberlain.

     Compensation - The Compensation Committee reviews the compensation (wages, salaries, supplemental compensation and benefits) of the employees of the Company, approves compensation and benefit policies and plans, approves direct and indirect executive officer compensation, administers stock programs, and oversees the Company's executive development plan. The Committee also makes recommendations to the Board of Directors regarding election of executive officers and compensation and benefits for directors. The Compensation Committee met three times during fiscal 1997. The members of the Compensation Committee during fiscal 1997 were Gary D. Rose, Chairman; Scott G. Fossel; Wayne B. Lyon; Louis W. Smith; Ralph Strangis; and John H. Weitnauer, Jr. The members of the Company's Compensation Committee are currently David M. Chamberlain, Chairman; David G. Gundling; and Peter G. Danis.

     Corporate Governance and Nominating - The Corporate Governance and Nominating Committee reviews the size, composition and effectiveness of the Board of Directors, including retention, tenure and retirement policies, criteria for selection of nominees to the Board of Directors, qualifications of candidates, membership and structure of Board Committees. The Committee also reviews developments in corporate governance generally and makes recommendations to the Board of Directors, as appropriate. The Corporate Governance and Nominating Committee met two times during fiscal 1997. The members of the Company's Corporate Governance and Nominating Committee during fiscal 1997 were Ralph Strangis, Chairman; William A. Hall; Gary D. Rose; David Stanley; and
Susan M. Stanton. The members of the Company's Corporate Governance and Nominating Committee are currently Peter M. Wood, Chairman; H.D. Cleberg; and Max D. Hopper.

     Finance - The Finance Committee considers the financing requirements of the Company, reviews and makes recommendations to the Board of Directors with respect to acquisitions, divestitures, extraordinary capital expenditure requests, and significant changes in the capital structure of the Company, including the incurrence/defeasance of long-term indebtedness and the issuance/redemption of equity securities, and other major financial transactions. The Finance Committee held one meeting and several telephone meetings during fiscal 1997. The members of the Company's Finance Committee during fiscal 1997 were Scott G. Fossel, Chairman; William A. Hall; Gary D. Rose; David Stanley; and Ralph Strangis. The members of the Company's Finance Committee are currently Donald E. Roller, Chairman; David G. Gundling; and Max
D. Hopper.

Compensation of Directors

     Effective in fiscal 1998, the Company pays each non-employee director (i) an annual directors' fee of $25,000, except that the Non-Executive Chairman is paid an annual fee of $100,000, payable quarterly, (ii) $1,000 for each meeting of the Board of Directors attended by the director and (iii) $1,000 for each committee meeting attended by the director. Committee chairs are paid an additional annual fee of $3,500.

     Obligations under the Payless Cashways, Inc. Deferred Compensation Plan for Directors were discharged pursuant to the Plan of Reorganization. All former directors who had deferred the payment of all or a portion of their fees had such amounts treated as unsecured claims of creditors entitling them to receive their pro rata share of 8,269,329 shares of New Stock reserved for allowed Class 3A claims of unsecured creditors of the Company.

     Similarly, all outstanding options granted to former directors under the Payless Cashways Director Option Plan were canceled on December 2, 1997 pursuant to the Plan of Reorganization. In January 1998, the Non-Executive Chairman and the acting Chief Executive Officer were each granted options to purchase 120,000 shares of Common Stock and the remaining five directors were each granted options to purchase 60,000 shares of Common Stock pursuant to the 1998 Omnibus Incentive Plan. All such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, and are subject to a four-year vesting schedule with one-fourth of the grant vesting on each anniversary from the grant date.

Compensation Committee Interlocks and Insider Participation

     Members of the Compensation Committee of the Company's Board of Directors during fiscal 1997 were: Gary D. Rose, Chairman; Scott G. Fossel; Wayne B. Lyon; Louis W. Smith; Ralph Strangis; and John H. Weitnauer, Jr. Mr. Rose is a Partner of Goldman Sachs Group L.P. During fiscal 1997, Payless retained Goldman, Sachs & Co., an affiliate of Goldman Sachs Group L. P., to provide financial advisory service, for an amount which was not greater than 5% of the Company's or the firm's annual gross revenues. Goldman Sachs Capital Markets L.P., an affiliate of Goldman Sachs Group L.P., entered into a three-year interest cap agreement with the Company in January, 1995, the amount of which was not greater than 5% of the Company's or the firm's annual gross revenues. Mr. Lyon was President and Chief Operating Officer and a director of Masco Capital Corporation ("Masco") until August, 1996, and he continues to serve as a director of Masco. During fiscal 1997, Payless' purchases from Masco were not greater than 5% of either Payless' or Masco's annual gross revenues. Payless will make purchases from Masco in fiscal 1998. The law firm of Kaplan, Strangis and Kaplan, P. A., of which Mr. Strangis is a member, was retained by and rendered services to the Company in fiscal 1997, for an amount which was not greater than 5% of the Company's or the firm's annual gross revenues. Payless believes that the terms and conditions of its relationships with each of Goldman, Sachs & Co., Goldman Sachs Capital Markets L.P., Masco and Kaplan, Strangis and Kaplan, P.A., are as favorable as those that could have been obtained from arm's-length negotiations with unassociated third parties.


Performance Graph

     The graph set forth below compares the indexed total return on an investment in the Company's Old Common Stock on March 9, 1993 (the day the Old Common Stock began trading publicly) through the Company's 1997 fiscal year end, with the returns on investments in the Standard and Poor's Composite 500 Stock Index ("S&P 500") and the Standard and Poor's Retail (Speciality) Index ("S&P Retail Index") during the same time period or the closest available date. The graph is based on stock performance and assumes the reinvestment of any dividends.

[OBJECT OMITTED]



                         As of      As of       As of       As of      As of
                      1/27/93(1) 11/26/94(1) 11/25/95(1) 11/30/96(1) 11/29/97(1)
Payless Cashways, Inc.  $ 89.66   $ 58.62      $ 32.76     $ 12.97     $ 0.36
S&P 500                 $102.24   $100.45      $134.03     $167.60     $211.53
S&P Retail Index        $101.23   $ 99.47      $ 90.34     $ 14.37     $157.80

(1) Fiscal year ends on a Saturday, therefore closest available date is utilized.

     On December 2, 1997, the effective date of the Company's Plan of Reorganization, the Old Stock was canceled and New Stock was issued or reserved for issuance in accordance with the terms of the Plan of Reorganization.
Accordingly, the historical stock price performance of the Old Common Stock reflected above is not indicative of the current price of the Company's outstanding New Stock or its future performance. The New Stock is currently traded on the Over The Counter Bulletin Board. The closing price on February 10, 1998 was $2 7/16 per share.


Report on Executive Compensation

     The members of the Compensation Committee during fiscal 1997 and the persons responsible for the Company's executive compensation policies for fiscal 1997 as described below were Gary D. Rose, Chairman (through April 1997); Scott
G. Fossel; Wayne B. Lyon (through June 1997); Louis W. Smith; Ralph Strangis; and John H. Weitnauer, Jr. On December 2, 1997, the Company's Board of Directors was reconstituted. The current members of the Compensation Committee did not set and were not responsible for the compensation policies for fiscal 1997, which are described below.

     The Compensation Committee of the Board of Directors was composed entirely of directors who were not executive officers of the Company. The Committee is responsible for establishing and administering the policies which govern the compensation program for executive officers of the Company, including cash compensation, stock incentive plans and all other benefit programs.

     The Compensation Committee believes that it is in the best interest of the stockholders of the Company to attract, retain and motivate top quality executive officers, by offering a competitive compensation package that establishes a relationship between executive pay and the enhancement of stockholder value.

     Historically, the Committee reviewed its executive officer compensation program each year and periodically retained the assistance of an independent, executive compensation consulting firm. Every two or three years, the Committee engaged a firm to conduct a formal study to determine whether the Company's compensation program was competitive with executive compensation programs of comparable companies (including building supply companies, similarly-sized companies, and other retail companies) and national industry data obtained from national compensation surveys in which the Company annually participates, including an annual retail compensation study published by another executive compensation consulting firm. In years in which a formal study was not completed, the prior study was updated based on a survey of retail compensation trends published by executive compensation consulting firms, published wage and salary surveys, and inflation indices.

     Each year the Committee reviewed the performance of the Company and approved an annual base salary, an annual incentive bonus opportunity and, if appropriate, a long-term stock incentive award and a stock option grant for each executive officer consistent with the policies and objectives described below.

Annual Base Salary

     The Compensation Committee believed that annual base salaries for the Company's executives should be maintained at levels which are competitive with salaries at comparable companies. As a result, the Committee established a policy to set annual base salaries at approximately the 50th percentile of annual base salaries for executives in similar positions at comparable companies. Prior to the beginning of each fiscal year, the Committee reviewed the performance of the Company and base salaries of executive officers, compared base salaries against the comparable companies and determined base pay adjustments, as appropriate. The performance criteria used by the Compensation Committee included reporting responsibilities of each executive officer and corporate performance in terms of the Company's sales, income, operations, expansion and similar factors. The Compensation Committee did not employ any specific weighting of the performance criteria and application of the criteria was also dependent upon the position of the particular executive officer. When the Company entered into the employment agreements with executive officers (discussed in the section entitled "Summary Compensation Table"), the annual base salaries under the agreements were established consistent with this criteria.

Annual Incentive Bonus Opportunity

     Annual incentive bonus opportunities were established by the Committee and, pursuant to the Company's annual incentive bonus program, predicated upon the Company's annual performance measured by attainment of established levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Under the program, executive officers were entitled to receive 100% of their incentive targets only if the Company achieved 100% of the EBITDA target; and based on the Company's payout schedule, executive officers received 50% of their target incentive for attainment of 90% of the EBITDA target, and as much as 150% of the incentive target for attainment of 110% of the EBITDA target. No incentives were paid if the Company failed to achieve a minimum of 90% of the EBITDA target. Incentive levels were set for executive officers based on salary grade. Total cash compensation (base salary plus annual incentive) for executive officers was intended to exceed the Company's established competitive levels (50th percentile of base salaries and incentives for executives in similar positions at comparable companies) when superior performance levels were achieved, i.e., performance exceeded 100% EBITDA. For the purpose of determining the achievement of the performance levels under the program, the Committee had the authority in its discretion to adjust the actual EBITDA results to eliminate or reduce the effect of unanticipated or non-recurring charges, events or transactions such as special financing expenses or restructuring charges which were not taken into account in determining the EBITDA target and which the

Committee believed should be eliminated or reduced to reflect the ongoing performance of the Company. During 1997, no incentives were paid under the program because the minimum EBITDA target was not achieved.

Long-Term Stock Incentive Program

     The Committee believes that it is essential for executive officers to own significant amounts of stock in the Company, thereby aligning the long-term interests of executive officers with those of stockholders. The long-term stock incentive program is also intended to provide a means of attracting and retaining outstanding individuals as executive officers of the Company.

     Historically, long-term stock incentives were awarded pursuant to the Payless Cashways 1992 Incentive Stock Program. No stock options were granted and no shares of restricted stock were awarded to executive officers in fiscal 1997.

Chief Executive Officer Compensation

     During fiscal 1997, the Committee determined Mr. Stanley's compensation as Chief Executive Officer using the criteria described above. Based on performance relating to (i) the Company's sales, income, operations, expansion and similar factors, (ii) management of the strategic direction of the Company, (iii) development of senior executives (which performance criteria are not subject to any specific weighting by the Committee) and the 50th percentile of annual base salaries for executives in similar positions at comparable companies, the Committee determined that Mr. Stanley's annual base salary should remain at $650,000 for fiscal 1997. Mr. Stanley received no annual incentive cash bonus for fiscal 1997 under the annual incentive cash bonus plan, described above, and received no option grant or restricted stock award under the long-term stock incentive program described above. However, under a reorganization retention plan described below under Summary Compensation Table, Mr. Stanley received a retention bonus of $97,500 in December 1997 for the performance of his duties during the reorganization and an additional $180,000 success bonus based on the effective date of the Plan of Reorganization.

Compensation for the Other Named Executive Officers

     Based on performance criteria described above under "Chief Executive Officer Compensation", the Committee determined that the annual base salaries for Ms. Stanton, Mr. Lightstone, Mr. Buchen, and Mr. Holland should remain at $450,000, $295,000, $275,000 and $242,000, respectively, in 1997. These other named executive officers received no bonuses for fiscal 1997 under the annual incentive cash bonus plan since the EBITDA target, described above, was not achieved, and received no stock option grants or restricted stock awards under the long-term stock incentive program, described above. However, as described above under "Chief Executive Officer Compensation," Ms. Stanton, Mr. Lightstone, Mr. Buchen and Mr. Holland received in December 1997 retention bonuses of $67,500, $44,250, $41,250 and $36,300, respectively, and success bonuses of $135,000, $90,000, $85,000 and $85,000, respectively.

Summary Compensation Table

     The following table sets forth the compensation during each of the last three completed fiscal years for the Company's named executive officers who held the positions listed in fiscal 1997:




                                                                                 LONG TERM COMPENSATION
                                                                              ----------------------------
                                           ANNUAL COMPENSATION                           AWARDS
                          --------------------------------------------------  ----------------------------
      (a)                  (b)     (c)         (d)             (e)                  (f)            (g)            (i)

                                                                                                Securities
                                                                                                Underlying
Name and                                                 Other Annual         Restricted Stock  Options/    All Other
Principal Position        Year  Salary($)  Bonus ($)(1)  Compensation($)(2)   Awards($)(3)      SARs (#)    Compensation($)(4)
------------------        ----  ---------  ------------  -------------------  ----------------  ----------  ------------------
David Stanley -           1997   650,000      277,500            --                   --             --          1,539
 Chief Executive Officer  1996   650,000         --             9,497                 --             --          2,370
 and Director             1995   650,000         --             8,643               73,000         30,800        2,538


Susan M. Stanton -        1997   450,000      202,500         100,000                 --             --          1,539
 President                1996   450,000         --             6,358                 --             --          2,370
 Chief Operating Officer  1995   450,000         --             5,786               40,150         23,100        2,538
 and Director


Stephen A. Lightsone-     1997   295,000      134,250         100,000                 --             --          1,539
 Senior Vice President-   1996   295,000         --             6,644                 --             --          2,370
 Finance/Treasurer        1995   275,000         --             6,350               20,988         10,900        3,060


Gerald M. Buchen-         1997   275,000      126,250            --                   --             --         10,063
 Senior Vice President-   1996   275,000         --             1,175                 --             --         11,069
 Merchandising            1995   255,000         --             1,069               19,163         10,900       10,519


E.J. Holland, Jr.-        1997   242,000      121,300            --                   --             --          1,539
 Senior Vice President-   1996   242,000         --              --                   --             --          2,370
 Administration/          1995   235,000         --              --                 19,163         10,900        2,538
 Secretary




(1) The amounts reflected in column (d) above represent the retention bonuses and success bonuses that were paid in December 1997, which are more fully described in the text below this table.

(2) The amounts reflected in column (e) above for 1997 reflect the exercise of put options by Ms. Stanton and Mr. Lightstone, which are more fully described in footnote 2 to the table below entitled "Aggregated
         Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values."

         The amounts reflected in column (e) above for 1996 and 1995 represent the above-market interest earnings under the Wealth-Op Deferred Compensation Plan and the 1988 Deferred Compensation Plan. These plans have been terminated and amounts deferred under these plans as of July 21, 1997 have been treated as unsecured claims in the Chapter 11 proceedings in 1997.

         The Wealth-Op Deferred Compensation Plan and the 1988 Deferred Compensation Plan were non-qualified deferred compensation plans which allowed certain employees to elect to defer compensation for a period of four or eight years. The Plans provided for interest to be credited to deferred accounts at bench-mark rates established in the Plans. None of the named officers deferred compensation under the Plans in 1997.




(3) No annual restricted stock award was made to the named executive officers in 1997. Each restricted stock award listed above is based upon the closing fair market value of the stock on the date of grant. For each of the named executive officers, the number and value of the aggregate restricted stock holdings at the end of fiscal 1997 were as follows: David Stanley 8,000/$320; Susan M. Stanton 4,400/$176; Stephen
         A. Lightstone 2,300/$92; Gerald M. Buchen 2,100/$84; and E. J. Holland, Jr. 2,100/$84. The restricted stock awards were issued pursuant to the long-term stock incentive program, which has been terminated. The restricted stock awards were subject to a three-year-cliff vesting schedule from the date of the award, but all previously unvested shares fully vested on the effective date of the Plan of Reorganization, December 2, 1997. All restricted stock awards were Old Common Stock. Dividends were payable on the shares if and to the extent paid on Payless' Old Common Stock generally.

(4) All other compensation for fiscal 1997 consists of a trip award of $8,523.62 for Mr. Buchen and Employee Savings Plan contributions. The Employee Savings Plan estimated contributions are $1,539 for each of Mr. Stanley, Ms. Stanton, Mr. Lightstone, Mr. Buchen and Mr. Holland.



     Employment agreements with David Stanley, Susan Stanton, Stephen Lightstone and Gerald Buchen were terminated in connection with their resignations in January 1998. An executive change-in-control agreement with E.J. Holland, Jr. was terminated in connection with his resignation in January 1998.

     In connection with the Company's Plan of Reorganization, and because of the difficulty of recruiting key employees to a debtor in a bankruptcy proceeding and the difficulty in general of recruiting in a tight labor market, the Company presented for the Bankruptcy Court's approval, and the Bankruptcy Court approved, an Amended Reorganization Retention Plan (the "Retention Plan") with respect to approximately 350 key employees, including David Stanley, Susan M. Stanton, Stephen A. Lightstone, Gerald M. Buchen and E.J. Holland, Jr. Pursuant to the Retention Plan, these employees were eligible for a retention bonus (the "Retention Bonus") if they (i) were employed by the Company on the date of payment, and (ii) had performed at expectations measured against performance standards for their position. The Retention Bonus is payable in two installments. Fifty percent of the Retention Bonus became payable on December 2, 1997, the effective date of the Plan of Reorganization. The remaining fifty percent of the Retention Bonus becomes payable six months after the date of the first payment. Pursuant to the Retention Plan, certain executive officers, including David Stanley, Susan M. Stanton, Stephen A. Lightstone, Gerald M. Buchen and E.J. Holland, Jr. were also eligible for an additional discretionary bonus (the "Success Bonus") on the effective date of the Plan of Reorganization. The purpose of the Success Bonus was to give these executive officers an incentive to cause the effective date of the Plan of Reorganization to occur as early as possible, and the maximum total amount of the Success Bonus pool was designed to decrease in steps if the effective date did not occur by specified dates.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values


       (a)                    (b)               (c)              (d)
                                                           Underlying
                       Shares Acquired      Value          Unexercised Options/
Name                   on Exercise (#)      Realized ($)   SARs at FY-End (#)(1)
---------------------  ------------------   ------------   ---------------------


David Stanley              --                  --                 340,405


Susan M. Stanton         25,000(2)           $100,000             126,536


Stephen A. Lightstone    25,000(2)           $100,000              94,191


Gerald M. Buchen           --                  --                  62,157


E. J. Holland, Jr          --                  --                  52,575



(1) None of the options outstanding at the end of fiscal 1997 was an in-the-money option and all of such options were canceled on the effective date of the Plan of Reorganization, December 2, 1997.

(2) Pursuant to employment agreements, each of Ms. Stanton and Mr. Lightstone exercised a right to put 25,000 shares to the Company for $4.00 per share on April 1, 1997.


Retirement Program

Pension Benefits

     At the end of fiscal 1997, Payless maintained a non-qualified supplemental pension plan for executive officers, the Payless Supplemental Retirement Plan (the "Supplemental Retirement Plan"), which provided benefits that would otherwise be denied participants in the Retirement Plan (defined below) by reason of certain Code limitations on qualified plan benefits. Mr. Stanley, Ms. Stanton, Mr. Lightstone, Mr. Buchen and Mr. Holland were participants in the Supplemental Retirement Plan and had entered into Supplemental Retirement Agreements with Payless. Obligations under the Supplemental Retirement Plan were discharged in connection with the Plan of Reorganization and executive officers due amounts pursuant to the Supplemental Retirement Plan are being treated as unsecured creditors to the extent of the amounts owed them. Executive officers are entitled to receive New Stock, the amount of which has not been finally determined, in settlement of such claims. On December 15, 1997, the first partial distribution in partial settlement of allowed, unsecured claims of creditors was made by the Company, including claims under the Supplemental Retirement Plan, for which Mr. Stanley, Ms. Stanton, Mr. Lightstone, Mr. Buchen and Mr. Holland received 55,151, 13,179, 10,064, 4,246 and 10,550 shares of New Stock, respectively, valued on that date at $127,537, $30,476, $23,273, $9,819 and $24,397, respectively.

     The Payless Cashways Amended Retirement Plan ("Retirement Plan") is a defined benefit plan under which the annual pension benefits payable to employees, including officers, upon normal retirement age are based upon both service credit prior to December 1, 1989, and service after December 1, 1989. The normal retirement benefit for service prior to December 1, 1989, is the greater of 1) the product of (i) 1.25% of average compensation (the average for the five calendar years ending December 31, 1983), plus .9% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years and fractional years of benefit service prior to December 1, 1983, or 2) the product of (i) 1% of average annual compensation (the average for calendar years 1986, 1987 and 1988), plus .5% of that average annual compensation in excess of the individual's "covered compensation" (a particular dollar amount which increases depending on the year of birth to 1950), multiplied by (ii) the number of years of benefit service prior to December 1, 1989. The normal retirement benefit for each year and fractional year of benefit service subsequent to December 1, 1989, is the sum
(a) 1% of annual compensation for the year, plus (b) an additional .5% of annual compensation in excess of the "covered compensation" for the year.

     As of the end of fiscal 1997, years of service credited pursuant to the Retirement Plan were as follows: Mr. Stanley 18, Ms. Stanton 15, Mr. Lightstone 15, Mr. Buchen 24 and Mr. Holland 5. The estimated monthly benefits payable at age 65 under the Retirement Plan (computed as a straight single life annuity), based on actual credited service and compensation, is as follows for the executive officers named in the Summary Compensation Table above: Mr. Stanley $6,891.83, Ms. Stanton $2,790.96, Mr. Lightstone $2,822.25, Mr. Buchen $2,800.55
and Mr. Holland $1,188.39.

Certain Transactions

     Canadian Imperial Bank of Commerce and its affiliates ("CIBC"), NationsBank, N.A. and its affiliates ("NationsBank"), and Van Kampen American Capital Prime Rate Income Trust ("Van Kampen"), each of whom beneficially owns in excess of 5% of the New Stock, are or have been parties to the following credit agreements with the Company since the filing of the Company's petition under Chapter 11: From July 21, 1997, the date the petition was filed, to December 2, 1997, they were parties to the Company's Debtor-in Possession Financing Agreement; and since December 2, 1997, the effective date of the Company's Plan of Reorganization, they have been parties to the Company's Exit Financing Agreement. CIBC, NationsBank and Van Kampen received $833,333, $508,333 and $381,250, respectively, in facility, advisory and agency fees under those agreements. In addition, pursuant to the terms of those agreements, CIBC, NationsBank and Van Kampen have been paid interest, commitment fees and letter of credit fees.

Certain Beneficial Ownership

     The table below sets forth certain information, as of January 12, 1998, regarding the beneficial ownership of the Company's New Stock by (i) each of the Company's directors and nominees, (ii) each person known by the Company to be the beneficial owner of 5% or more of each class of the Company's voting securities, (iii) each of the executive officers named in the table entitled "Summary Compensation Table" above and (iv) all of the Company's directors and executive officers as a group. As required by a rule of the Securities and Exchange Commission ("SEC"), the number of shares of New Stock beneficially owned includes shares as to which a right to acquire ownership within 60 days exists, such as through the exercise of employee stock options and conversion of convertible securities.

Name and Address                Shares Beneficially
of Beneficial Owner                    Owned                Percent of Class
-------------------------       -------------------         ----------------

Donald E. Roller                               0                    0%

David Stanley (1)                         61,042                  0.3%

Susan M. Stanton (2)                      17,485                   (6)

Stephen A. Lightstone (3)                  9,151                   (6)

Gerald M. Buchen (4)                       5,000                   (6)

E.J. Holland, Jr.(5)                      10,643                   (6)

H.D. Cleberg                                  63                   (6)

David M. Chamberlain                           0                    0%

Max D. Hopper                                  0                    0%

Peter M. Wood                                  0                    0%

Peter G. Danis                                 0                    0%

David G. Gundling                              0                    0%

CIBC Inc.                              1,222,897                  6.1%
   425 Lexington Ave
   New York, NY 10017

NationsBank, N.A.(7)                   1,554,772                  7.8%
   901 Main St
   Dallas, TX 75202

Van Kampen American Capital
   Prime Rate Income Trust             1,024,159                  5.1%
   1 Park View Plaza
   Oak Brook Terrace, IL 60181

All Directors and Executive Officers
as a group (15 persons)                  114,627                  0.6%

----------------------------

(1) Includes 10 shares owned by a trust for the benefit of Mr. Stanley's daughter for which Mr. Stanley acts as trustee. Mr. Stanley disclaims beneficial ownership of such 10 shares.

(2) Includes 20 shares held in Ms. Stanton's father's marital trust for which Ms. Stanton acts as co-trustee.

(3)      Includes 22 shares owned by Mr. Lightstone's wife.

(4) Includes 23 shares owned by Mr. Buchen's wife, and 1 share owned by each of Mr. Buchen's four children.

(5) Held in a trust for the benefit of Mr. Holland's wife for which Mr. Holland acts as Co-Trustee.

(6)      Less than 0.1%.

(7)      Includes 962,438 shares held of record by NationsBank of Texas, N.A.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities to file, with the SEC, initial reports of ownership and reports of changes in ownership of stock and other equity securities of the Company. Officers, directors and beneficial owners of more than 10 percent of the Company's equity securities are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports and written representations of directors and executive officers that no other reports were required during 1997, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10 percent of the Company's equity securities were complied with on a timely basis.


2.   Other Business

     As of the date of delivery of the text of this Proxy Statement to the printer, management knew of no other business that will be presented for action at the Annual Meeting. In the event that any other business should properly come before the meeting, it is the intention of the persons designated as proxies on the proxy card to take such action as shall be in accordance with their best judgment.


Other Information, Stockholder Proposals

     The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as independent auditor to examine the financial statements of the Company for the fiscal year 1998. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     The Company currently plans to hold the 1999 Annual Meeting in Kansas City, Missouri, on April 15, 1999. Management will appropriately consider all proposals from stockholders meeting the requirements set forth in the following paragraphs. When adoption of a proposal is clearly in the best interests of the Company and the stockholders generally, and does not require stockholder approval, the Board of Directors will usually adopt the proposal, if appropriate, rather than including the proposal in the Proxy Statement.

     A stockholder proposal may be considered at the Company's Annual Meeting in 1999 only if it meets the following requirements. First, the stockholder making the proposal must be a stockholder of record on the record date for such Annual Meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause to be delivered a written notice to the Company's Secretary. Such notice must be received by the Secretary no later than February 14, 1999. The notice shall specify (a) the name and address of the stockholder as they appear on the books of the Company, (b) the number of shares of the Company which are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Exchange Act, and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of the Company for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to the Company, and (f) if so requested by the Company, all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act. Notwithstanding satisfaction of the above, the proposed business may be deemed not properly brought before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted from the proxy materials for the meeting.

     Pursuant to the Rules and Regulations of the SEC, stockholder proposals requested for inclusion in the Company's Proxy Statement must meet the following criteria: (1) the proponent must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal and must have held such securities for at least one year; (2) the proponent may submit no more than one proposal; (3) the proposal and any supporting statement together shall not exceed 500 words; (4) proposals must be received by the Company's Secretary on or before the date provided in the Proxy Statement; and
(5) the proposal must contain the name of the proposing stockholder(s) and a contact address. For stockholder proposals to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders, such proposals must be received by the Secretary of the Company on or before October 30, 1998.

     The Corporate Governance and Nominating Committee will consider persons recommended by stockholders as director nominees. In order to be eligible for nomination as a director by the Corporate Governance and Nominating Committee, a director nominee must be under the age of 70 at the date of the Annual Meeting of Stockholders at which such director would be elected. All letters of nomination should be sent to the Secretary of the Company and should include the nominee's name and qualifications and a statement from the nominee that he or she consents to being named in the Proxy Statement and will serve as a director if elected. In order for any nominee to be considered by the Corporate Governance and Nominating Committee and, if accepted, to be included in the Company's Proxy Statement, letters of nomination must be received by the Secretary of the Company on or before October 30, 1998.

     In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. The Company may retain a firm to assist in the solicitation of proxies from individual stockholders, brokers, nominees, fiduciaries and other custodians. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board of Directors will be paid by the Company.

     The Company's Annual Report to Stockholders, including financial statements for the year ended November 29, 1997, is enclosed with this Proxy Statement.


                                BY ORDER OF THE BOARD OF DIRECTORS

                                /s/ Gary D. Gilson

                                Gary D. Gilson, Secretary

February 27, 1998

PROXY


                             PAYLESS CASHWAYS, INC.
                     2300 Main, Kansas City, Missouri 64108
           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Richard G. Luse and Juliann Tapko, or either of them, as Proxy/Proxies, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Payless Cashways, Inc. held of record by the undersigned on February 17, 1998 at the Annual Meeting of Stockholders to be held on April 15, 1998, or any adjournment or postponement thereof. This Proxy revokes all prior Proxies given by the undersigned.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

     1. ELECTION OF DIRECTOR

               FOR the nominee listed below      WITHHOLD AUTHORITY
                                                 to vote for the nominee
                                                 listed below

     Nominee: H.D. Cleberg

     2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and all matters incident to the conduct of the meeting.





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     This proxy,  when properly  executed,  will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1.

     Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                           Dated:                                      , 1998
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                                 Signature


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                                 Signature if held jointly



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                                              PLEASE MARK, SIGN, DATE AND RETURN
                                               THE PROXY CARD PROMPTLY USING THE
                                                              ENCLOSED ENVELOPE.
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